EXHIBIT 1



                                        January 27, 1997


PRIVATE AND CONFIDENTIAL

High River Limited Partnership
114 West 47th Street, Suite 1925
New York, NY  10036
Meadow Walk Limited Partnership
114 West 47th Street, Suite 1925
New York, NY  10036
Barberry Corp.
114 West 47th Street, Suite 1925
New York, NY  10036

Attention:  Mr. Carl Icahn

Gentlemen:

This letter agreement (the "Agreement") confirms our understanding that High River Limited Partnership ("High River"), Meadow Walk Limited Partnership ("Meadow Walk") and Barberry Corp. ("Barberry") (which together are hereinafter referred to as the "Company") have engaged Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") to act as their exclusive financial advisor for a period of 12 months commencing upon your acceptance of this Agreement, with respect to the possible spin-off or split-off of Nabisco Holdings Corp. ("Nabisco") from RJR Nabisco Holdings Corp. ("RJR") or other extraordinary dividend of cash, securities or other assets of RJR relating to the separation of the business of Nabisco from other portions of RJR to shareholders of RJR or the sale of a substantial amount of the business, securities or assets of Nabisco (each a "Transaction").
As discussed, we propose to undertake certain services on your behalf including, to the extent requested by you: (i) assisting you in evaluating RJR, its operations, its historical performance and its future prospects; (ii) assisting you in developing possible strategies that are intended to result in a Transaction including, but not limited to, the solicitation of proxies relating to control of RJR on behalf of the Company and any of its affiliates, either individually or as part of a group; (iii) advising you in the implementation of any strategies that you pursue relating to a Transaction, including, but not limited to, any proxy solicitation relating to control of RJR; and (iv) negotiating the financial aspects of any Transaction under your guidance.
As compensation for the services to be provided by DLJ hereunder, each of High River, Meadow Walk and Barberry agree, jointly and severally, (i)(a) to pay DLJ a retainer fee of $2,500,000 in the aggregate, payable promptly upon execution of this Agreement, (b) to pay DLJ a monthly fee of $125,000, payable on the first business day of each month commencing May 1, 1997 (unless this Agreement has been previously terminated) and (c) to pay DLJ additional cash compensation as set forth below, and (ii) upon request by DLJ from time to time, to reimburse DLJ promptly for all reasonable out-of-pocket expenses (including the reasonable fees and expenses of counsel) incurred by DLJ in connection with its engagement hereunder, whether or not a Transaction is consummated or a Control Event occurs. To the extent the additional cash compensation to DLJ pursuant to clause (i)(c) in the prior sentence is greater than $11,375,000 in aggregate, up to $3,625,000 actually paid by the Company pursuant to clauses (i)(a) and (i)(b) above is creditable against DLJ's compensation; provided, however, that after such crediting DLJ's aggregate compensation pursuant to clauses (i)(a), (i)(b) and (i)(c) above will in no event be less than $15,000,000. A "Control Event" as used herein shall be deemed to occur upon (x) the appointment during the term of the Agreement as Chairman, President or Chief Executive Officer of RJR of either Mr. Icahn or any other designee or representative of the Company or any of its respective affiliates, or (y) the election or appointment during the term of the Agreement of representatives or designees of the Company or any of its respective affiliates to represent 50% or more of the membership of RJR's Board of Directors then in office. As DLJ will be acting on your behalf, the Company agrees to the indemnification and other obligations set forth in Schedule I hereto, which
Schedule is an integral part hereof.
If within 18 months after the date hereof the Company shall sell, dispose of or otherwise transfer any rights to any securities of RJR (which, for purposes of this paragraph shall include any securities distributed by RJR as part of an extraordinary dividend) which it presently owns or which it acquires during the term of this Agreement to any person (other than an entity included within the definition of Company), in addition to the fees referred to above, the Company shall promptly pay to DLJ the additional cash compensation referred to in clause (i)(c) in an amount equal to the lesser of (x) ten percent (10%) of the Profit (as hereinafter defined), before taxes, earned by the Company as a result of any such sale, disposition or transfer (a "Sale") and (y) $15,000,000. For purposes of this paragraph, following consummation of a Transaction that results in an extraordinary dividend of securities, a Sale of an RJR security shall only be deemed to have occurred upon the Sale of (a) in the case of a share of RJR common stock (i) such share of RJR common stock and (ii) a number of securities of the type distributed by RJR with respect to such share of RJR common stock equal to the number of such securities distributed by RJR with respect to such share of RJR common stock or (b) in the case of a security distributed by RJR as part of an extraordinary dividend, (i) such security, and (ii) a number of shares of RJR common stock equal to the number of such shares with respect to which such dividended security was distributed (Sales within (a) (i) and (ii) on the one hand, or (b) (i) and (ii) on the other hand, "Related Sales") unless, in either case, such Sale, together with any prior Related Sales, results in gross proceeds to the Company equal to or greater than the sum of $35.00 and the actual cost (as determined pursuant to clause (b)(ii) below) allocable to such Sale, in which case, a Sale of an RJR security shall be deemed to have occurred, (and any subsequent Related Sales shall be deemed to occur upon their consummation), and the "Profit" with respect to any subsequent Related Sales shall be equal to the gross proceeds thereof. The term "Profit" shall be calculated using the greater of (i) 19,929,800 shares (the Company hereby represents and warrants that it or its affiliates own such number of shares of RJR common stock) or (ii) 19,929,800 shares plus any additional securities of RJR acquired by the Company or its affiliates during the term of the Agreement, and shall mean, with respect to any Sale of securities of RJR, the difference between
(a) the sum of (i) the consideration (including any payment which the Company receives as a result of terminating the Company's effort to effect the Transaction) received by the Company, with respect to such securities (which in the case of non-cash consideration shall be valued at its fair market value as mutually agreed to by DLJ and the Company), plus (ii) the value of any extraordinary dividends (other than securities) distributed with respect to such securities as part of a Transaction (which, in the case of non-cash consideration shall be valued at its fair market value as mutually agreed to by DLJ and the Company), and (b) the sum of (i) the product of (x) the number of securities of RJR Sold by the Company (as determined above) and (y) $35.00, plus (ii) the Company's actual cost (other than interest and other borrowing charges in connection with the acquisition by the Company of any securities of RJR) in seeking to effect a Control Event or Transaction (including legal fees and proxy solicitation fees, but excluding fees and additional cash compensation payable pursuant to this Agreement) up to a maximum of $20,000,000 in aggregate (in connection with any specific Sale of securities of RJR, the Company's actual cost shall be computed and allocated on a per security basis based upon the proportion that such securities being Sold bear to the remaining number of RJR securities that are owned (as determined above) by the Company and based on actual costs incurred up to the time of Sale and not previously allocated to a prior Sale). If any such securities of RJR have not been Sold within 18 months after the date hereof such securities shall be deemed to have been sold at the average of the last sale price over the period beginning 10 trading days immediately preceding July 30, 1998, and ending 10 trading days immediately following July 30, 1998 (and shall be deemed to have been subject to a $0.02 per security sales commission) and the Company shall promptly pay to DLJ the additional cash compensation as set forth above. Any amounts payable pursuant to this paragraph shall be paid promptly upon Sale (or deemed Sale) of securities of RJR owned by the Company and, together with such payment, the Company shall provide DLJ with the calculation on which such payment was based. In the event of any Sale (or deemed Sale) of securities of RJR owned by the Company for which the Company does not owe additional cash compensation to DLJ because such Sale did not result in a Profit or, together with prior Sale did not result in an aggregate Profit, the Company shall provide DLJ with the calculations on which such conclusion is based promptly upon any such Sale. In the event that any Sale (or deemed Sale) of securities of RJR, would result in a "Profit" for such transaction of less than zero, the Company shall provide DLJ with the calculations on which such conclusion is based promptly upon any such Sale and DLJ shall, promptly upon receipt of such calculation, refund to the Company an amount equal to ten percent (10%) of the absolute value of such "Profit", subject to the following: in no event shall DLJ be obligated to refund any amount to the Company in excess of the net aggregate amount previously paid to DLJ pursuant to this paragraph. The Company agrees that any securities of RJR owned or acquired during the term of this Agreement by any affiliate of the Company or Mr. Icahn will be deemed to be owned by the Company for purposes of this Agreement.
The Company shall make available to DLJ all financial and other information concerning RJR's business and operations that is in the Company's possession, control or is within the reasonable ability of the Company to possess which DLJ reasonably requests as well as any other information relating to any Transaction or possible proxy solicitation prepared by the Company or any of its other advisors. In performing its services hereunder, DLJ shall be entitled to rely without investigation upon all information that is available from public sources as well as all other information supplied to it by or on behalf of the Company or its advisors or RJR or its advisors and shall not in any respect be responsible for the accuracy or completeness of, or have any obligation to verify, the same or to conduct any appraisal of any of RJR's assets. To the extent consistent with legal requirements, all information given to DLJ by the Company, unless publicly available or otherwise available to DLJ without restriction or breach of any confidentiality arrangement or agreement, will be held by DLJ in confidence and will not be disclosed to anyone other than DLJ's agents and advisors without the Company's prior approval or used for any purpose other than those referred to in this Agreement.
Any advice, written or oral, provided by DLJ pursuant to this Agreement will be treated by the Company as confidential, will be solely for the information and assistance of the Company in connection with its consideration of the Transaction and will not be reproduced, summarized, described or referred to, or furnished to any other party or used for any other purpose, except in each case with our prior written consent.

Please note that DLJ is a full service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking and financial advisory services. In the ordinary course of our trading and brokerage activities, DLJ or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or on the accounts of customers, in debt or equity securities of RJR or other entities that may be involved in a Transaction. We recognize our responsibility for compliance with Federal laws in connection with any such activities.
The Company acknowledges and agrees that DLJ has been retained solely to provide the advice or services set forth in this Agreement. DLJ shall act as an independent contractor, and any duties of DLJ arising out of its engagement hereunder shall be owed solely to the Company.
This Agreement may be terminated by either the Company or DLJ upon receipt of written notice to that effect by the other party. In the event DLJ is the terminating party, it will notify the Company of its intention to terminate this Agreement five business days prior to the effectiveness of such termination. Except as provided below, upon any termination or expiration of this Agreement, DLJ will be entitled to prompt payment of (a) all fees accrued prior to such termination or expiration, (b) any additional cash compensation pursuant to clause (i)(c) in the third paragraph of this Agreement and (c) reimbursement of all out-of-pocket expenses as described above. In the event that DLJ terminates this Agreement prior to the completion of the 1997 annual RJR shareholder meeting (the "Annual Meeting"), DLJ shall refund all fees paid pursuant to clauses (i)(a) and (b) in the third paragraph of this Agreement and any additional cash compensation pursuant to clause (i)(c) in the third paragraph of this Agreement shall not be payable and to the extent paid, shall be refunded. In the event that DLJ terminates this Agreement (1) subsequent to the completion of the Annual Meeting and neither the Company nor any of its affiliates solicited proxies for the Annual Meeting relating to control of RJR, (2) prior to completion of any subsequent meeting of RJR shareholders with respect to which the Company or any of its affiliates solicits or intends to solicit proxies relating to control of RJR, and (3) prior to expiration of this Agreement, DLJ will be entitled to prompt payment of all fees accrued prior to such termination, but any additional cash compensation pursuant to clause (i)(c) in the third paragraph of this Agreement shall not be payable and to the extent paid, shall be refunded. The indemnity and other provisions contained in Schedule I will also remain operative and in full force and effect regardless of any termination or expiration of this Agreement.
This Agreement shall be binding upon and inure to the benefit of the Company, DLJ, each Indemnified Person (as defined in Schedule I hereto) and their respective successors and assigns. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.
The Company irrevocably and unconditionally submits to the exclusive jurisdiction of any State or Federal court sitting in New York City over any suit, action or proceeding arising out of or relating to this Agreement (including Schedule I hereto). The Company hereby agrees that service of any process, summons, notice or document by U.S. registered mail addressed to the Company shall be effective service of process for any action, suit or proceeding brought in any such court. The Company irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. The Company agrees that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon the Company and may be enforced in any other courts to whose jurisdiction the Company is or may be subject, by suit upon such judgment.

After reviewing this Agreement, please confirm that the foregoing is in accordance with your understanding by signing and returning to me the duplicate of this Agreement attached hereto, whereupon it shall be our binding Agreement.

                                 Very truly yours,

                                 DONALDSON, LUFKIN & JENRETTE
                                    SECURITIES CORPORATION

                                 By:________________
                                 Mark W. Lanigan
                                 Managing Director


                                 Accepted and Agreed
this ____ day of ____________, 1997
High River Limited Partnership


By:________________
Carl Icahn
Chief Executive Officer
Meadow Walk Limited Partnership


By:________________
Carl Icahn
Chief Executive Officer

Barberry Corp.


By:________________
Carl Icahn
Chief Executive Officer


                                                  SCHEDULE I

             This Schedule I is a part of and is incorporated into that certain letter agreement (together, the "Agreement") dated January
 27, 1997 by and among High River Limited Partnership ("High
 River"), Meadow Walk Limited Partnership ("Meadow Walk") and
 Barberry Corp. ("Barberry") (together, hereinafter referred to as the "Company") and Donaldson, Lufkin & Jenrette Securities
 Corporation ("DLJ").
 Each of High River, Meadow Walk, and Barberry will, jointly and severally, indemnify and hold harmless DLJ, its affiliates and its parent and its affiliates, and the respective directors, officers, agents and employees of DLJ, its affiliates and its parent and its affiliates (DLJ and each such entity or person, an "Indemnified Person") from and against any losses, claims, damages, judgments, assessments, costs and other liabilities (collectively "Liabilities"), and will reimburse each Indemnified Person for all reasonable fees and expenses (including the reasonable fees and expenses of counsel) (collectively, "Expenses") as they are incurred in investigating, preparing, pursuing or defending any claim, action, proceeding or investigation (including any preparation relating to any claim, action, proceeding or investigation to which such Indemnified Person is not a party, but in which such Indemnified Person is required by law or regulation to participate) (collectively, "Actions"), (i) caused by, or arising out of or in connection with, any untrue statement or alleged untrue statement of a material fact contained in any proxy statement provided to RJR's shareholders by the Company (including any amendments thereof and supplements thereto, collectively, the "Disclosure Documents") or by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (other than untrue statements or alleged untrue statements in, or omissions or alleged omissions from, information relating to an Indemnified Person furnished in writing by or on behalf of such Indemnified Person expressly for use in the Disclosure Documents) or (ii) otherwise arising out of or in connection with advice or services rendered or to be rendered by any Indemnified Person pursuant to this Agreement, the transactions contemplated hereby or any Indemnified Person's actions or inactions in connection with any such advice, services or transactions; provided that, in the case of clause (ii) only, the Company will not be responsible for any Liabilities or Expenses of any Indemnified Person to the extent that they are determined by a judgment of a court of competent jurisdiction which is no longer subject to appeal or further review to have resulted from such Indemnified Person's gross negligence or willful misconduct in connection with any of the advice, actions, inactions or services referred to above. If multiple claims are brought against an Indemnified Person in an arbitration, with respect to at least one of which indemnification is permitted under applicable law and provided for under this Agreement, the Company agrees that any arbitration award shall be conclusively deemed to be based on claims as to which indemnification is permitted and provided for, except to the extent the arbitration award expressly states that the award, or any portion thereof, is based solely on a claim as to which indemnification is not available. Each of High River, Meadow Walk, and Barberry also agrees, jointly and severally, to reimburse each Indemnified Person for all Expenses as they are incurred in connection with enforcing such Indemnified Person's rights under this Agreement (including, without limitation, its rights under this Schedule I).
 Upon receipt by an Indemnified Person of actual notice of an Action against such Indemnified Person with respect to which indemnity may be sought under this Agreement, such Indemnified
 Person shall promptly notify the Company in writing; provided that failure so to notify the Company shall not relieve the Company from any liability which the Company may have on account of this indemnity or otherwise, except to the extent the Company shall have been materially prejudiced by such failure. The Company shall have the right to assume the defense of any such Action including the employment of counsel reasonably satisfactory to DLJ. Any
 Indemnified Person shall have the right to employ separate counsel in any such action and participate in the defense thereof but the fees and expenses of such counsel shall be at the expense of such Indemnified Person, unless: (i) the Company has failed promptly to assume the defense and employ counsel or (ii) the named parties to any such Action (including any impleaded parties) include such Indemnified Person and the Company, and such Indemnified Person shall have been advised by counsel that there may be one or more legal defenses available to it which conflict with those available to the Company; provided that the Company shall not in such event be responsible hereunder for the fees and expenses of more than one firm of separate counsel in connection with any Action in the same jurisdiction, in addition to any local counsel. The Company shall not be liable for any settlement of any Action effected without its prior written consent. In addition, the Company will not, without prior written consent of DLJ, settle, compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened Action in respect of which indemnification or contribution may be sought hereunder unless such settlement, compromise, consent or termination includes an unconditional release of each Indemnified Person from all Liabilities arising out of such Action.
 In the event the foregoing indemnity is unavailable to an Indemnified Person as a result of a determination by a court of competent jurisdiction which is not longer subject to appeal or further review that it is against public policy, the Company shall contribute to the Liabilities and Expenses paid or payable by such Indemnified Person in such proportion as is appropriate to reflect the relative benefits to the Company and its shareholders, on the one hand, and to DLJ, on the other hand, of the matters contemplated by this Agreement and the relative fault of the Company, on the one hand, and DLJ, on the other hand, in connection with the matters as to which such Liabilities or Expenses relate, as well as any other relevant equitable considerations; provided that in no event shall the Company contribute less than the amount necessary to ensure that all Indemnified Persons, in the aggregate, are not liable for any Liabilities and Expenses in excess of the amount of fees actually received by DLJ pursuant to this Agreement. For purposes of this paragraph, the relative benefits to the Company and its shareholders, on the one hand, and to DLJ, on the other hand, of the matters contemplated by this Agreement shall be deemed to be in the same proportion as (a) the total value received or contemplated to be received by the Company or the Company's shareholders, as the case may be, in the transaction or transactions that are within the scope of this Agreement, whether or not any such transaction is consummated, bears to (b) the fees paid or to be paid to DLJ under this Agreement.
 The Company also agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with advice or services rendered or to be rendered by any Indemnified Person pursuant to this Agreement, the transactions contemplated hereby or any Indemnified Person's actions or inactions in connection with any such advice, services or transactions except for Liabilities
 (and related Expenses) of the Company to the extent that they are determined by a judgment of a court of competent jurisdiction which is no longer subject to appeal or further review to have resulted from such Indemnified Person's gross negligence or willful misconduct in connection with any such advice, actions, inactions or services.
 If any term, provision, covenant or restriction contained in this Schedule I is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
 The reimbursement, indemnity and contribution obligations of the Company set forth herein shall apply to any modification of this Agreement and shall remain in full force and effect regardless of any termination of, or the completion of any Indemnified
 Person's services under or in connection with, this Agreement.